                                                                       EXHIBIT A


                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES
                            SHORT-TERM EXTERNAL DEBT
                                 AS OF 9/30/02


                                                    AMOUNT ($)          RATE (%)
CenterPoint Energy, Inc.
     Bank Loans                                  3,298,000,000            5.36
     Commercial Paper                              763,858,000            2.69

CenterPoint Energy Houston Electric, LLC
     Bank Loans                                    246,000,000            5.40
     Commercial Paper                              140,951,000            2.70

CenterPoint Energy Resources Corp.
     Bank Loans                                              0            0
     Commercial Paper                                        0            0
     Receivables Sales                             106,160,000            1.75

Texas Genco, LP                                     74,290,000            5.25